ERNST & YOUNG

Ernst & Young LLP
Chartered Accountants
Pacific Centre
P.O. Box 10101
700 West Georgia Street
Vancouver, Canada V7Y 1C7

Phone: 604 891-8200
Fax: 604 643-5422

April 17, 2007

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Gentlemen:

We have read Item 4.01 of Form 8-K dated April 17, 2007 of Chineseworldnet.com Inc. (the "Company").

- We are in agreement with the statement made in the third sentence of paragraph one but have no basis to agree or disagree with the statements made in the first and second sentence.
- We are in agreement with the statements made in paragraphs two and three.
- We have no basis to agree or disagree with the statements made in paragraph four.

/s/Ernst & Young LLP